Exhibit 10.ii.b

SERVICE AGREEMENT

between

MOSAIC FERTILIZER, LLC, of 8813 Highway 41 South, Riverview, Florida 33569 USA

(hereinafter referred to as “Mosaic”)

and

CARGILL INTERNATIONAL SA, OCEAN TRANSPORTATION DIVISION of 14 Chemin-de-Normandie, 1206 Geneva, Switzerland (hereinafter referred to as “Cargill”);

(collectively	referred to as “the Parties” or individually as “a Party”)

WHEREAS Mosaic approached Cargill in respect of its ocean freight needs;

WHEREAS Cargill is a major provider of ocean transportation;

AND WHEREAS Cargill and Mosaic have negotiated the terms and conditions under which Cargill would provide to Mosaic ocean transportation services, risk management strategies and management of post-fixture operations (hereinafter referred to as “Freight Services”), as more fully described below and in the attached Schedule and Exhibits;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, Mosaic and Cargill understand and agree as follows:

SERVICES

1.	Mosaic hereby appoints Cargill as its non-exclusive service provider, on the terms and conditions stated in this Agreement, relating to the Freight Services. Cargill shall provide all or part of the Freight Services as and when requested by Mosaic orally or in writing.

Freight services will include, inter alia, vessel/owner screening, obtaining quotes for freight rates in specified routes and at specified times, negotiating contracts and charterparties, coordinating of invoicing, and advising on market opportunities and strategies. A more detailed description of the Freight Services are contained in Schedule I and Exhibits to Schedule I, all as attached to this Service Agreement and by this reference made a part hereof.

2.	Mosaic shall (at its own expense and as far as it is able) provide Cargill with all reasonable information and assistance as Cargill may reasonably require to perform its obligations under this Agreement.

ENTRY INTO FORCE AND DURATION

3.	This Agreement is effective as of July th, 2005 and shall continue in effect until terminated by either Party as specified in section 8 below.

NO PARTNERSHIP

4.	The Parties expressly acknowledge and agree that Cargill is an independent contractor and is not a partner, joint venture or employee of Mosaic. Cargill does not have, and will not hold itself out as having, any authority to bind Mosaic to any contract, debt or other obligation.

SERVICE FEE

5.	The fees to be paid by Mosaic for the services rendered by Cargill under this Agreement are fully set forth in Appendix IV to Schedule I.

6.	All remittances due to Cargill shall be made by Mosaic directly to Cargill or as otherwise directed by Cargill.

NOTICES

7.	Any notice required or intended to be given by Mosaic to Cargill, or by Cargill to Mosaic, pursuant to the terms hereof, or any provisions of law, shall be sent by registered mail, postage prepaid, by telex with confirmed answerback, or by facsimile:

If to Cargill, addressed to it at:

Cargill International SA

14 Chemin De-Normandie

1206 Geneva, Switzerland

Telex: 421777 (TRX-CH International)

Fax: (41) 22-703-2730

Attn: Andrew Barker

If to Mosaic addressed to it at:

Mosaic Fertilizer, LLC

8813 Highway 41 South

Riverview, Florida 33569 USA

Telex:

Fax:

Attn: Doug Montgomery

DURATION AND TERMINATION

8.	This Agreement shall remain in effect until terminated as follows (i) at any time by the mutual written consent of the Parties or (ii) by either Party, with or without cause, by providing sixty (60) days prior written notice to the other. Upon termination of this Agreement, Cargill will have no further claim or right to compensation or other payment of any kind whatsoever, except for the payment of Fees earned prior to the termination date. Notwithstanding anything in this section to the contrary, either Party may terminate this Agreement with immediate effect upon the giving of notice to the other in the event the other Party commits a material violation or breach of any term or provision of this Agreement.

NON-ASSIGNMENT

9.	Cargill agrees that it has no right to and will not assign or transfer any portion of any payments or its rights to receive payments from Mosaic under this Agreement to any third party without the prior written consent of Mosaic. Unless otherwise agreed by Mosaic in writing in advance, the employees and regular staff members of Cargill shall perform the services required by Mosaic under this Agreement.

RECORD KEEPING

10.	Cargill shall keep complete and accurate records of all expenses and disbursements relating to Cargill’s actions under this Agreement, including the amount, date and recipient thereof. Mosaic shall have the right to inspect such records from time to time and to make copies of such records.

COMPLIANCE WITH LAWS AND REGULATIONS

11.	In providing the services contemplated hereunder Cargill agrees to comply in all respects with all applicable laws, regulations and decrees.

12.	Cargill agrees to submit reports to all applicable authorities as required for the fulfillment of its obligations under this Agreement and to pay all taxes and duties which may arise as a result of its activities hereunder.

ENTIRE AGREEMENT AND SEVERANCE

13.	This Service Agreement, including Schedule 1 and Exhibits to Schedule I, constitutes the entire agreement between the Parties and supersedes any prior understandings or agreements, oral or written, of any kind whatsoever relating to the subject matter hereof. This Agreement may be amended only in writing and signed by both Parties.

14.	Any provision of this Agreement which shall prove to be invalid, void, or illegal will in no way effect, impair, or invalidate any other provision hereof and such remaining provisions shall remain in full force and effect. The failure of either of the Parties hereto to exercise any of its rights or remedies under this Agreement shall not operate as a waiver of any such right or remedy on later occasions.

CONFIDENTIALITY

15.	For the purpose of this section, “Confidential Information” shall mean any of the business, technical, operational and financial information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), either directly or indirectly pursuant to the execution and performance of this Agreement and includes business strategies, customer lists, know-how, inventions and ideas that are owned by or in possession of the Disclosing Party.

16.	Notwithstanding section 15 above, Confidential Information shall not include information which:

(a)	is in the public domain prior to disclosure by the Disclosing Party;

(b)	becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the Receiving Party;

(c)	is lawfully in the receiving Party’s possession prior to disclosure by the Disclosing Party.

17.	The Receiving Party shall only use the Confidential Information of the Disclosing Party in accordance with the performance of this Agreement. Disclosure of Confidential Information shall be limited to officers, employees, agents, advisors of the Receiving Party and members of the receiving Party’s Group that are directly involved in the transactions contemplated by this Agreement and even then only to such extent as is necessary and essential. The Receiving Party shall not otherwise disclose the Disclosing Party’s Confidential Information without the prior express written consent of the Disclosing Party or unless required by law, court order or regulatory body. No representation or warranty is given by the Disclosing Party as to the accuracy or the completeness of the Confidential Information.

18.	All documents containing Confidential Information provided by the Disclosing Party shall remain the property of the Disclosing Party and on termination of this Agreement copies thereof shall be returned or destroyed upon the request of the Disclosing Party.

GOVERNING LAW AND JURISDICTION

19.	This Agreement shall be governed and construed in accordance with English law. The Parties shall attempt to resolve all disputes which may arise out of or in connection with this agreement by amicable negotiation. If the Parties are unable to reach an amicable settlement of a dispute, the claimant shall first submit the matter to non-binding mediation. The mediation shall be held in London and in accordance with the rules and procedures of the Center for Dispute Resolution (CEDR), London. The Parties shall attempt to mutually agree on a mediator, failing which the mediator shall be appointed by CEDR at the request of either Party. If the mediation does not result in a settlement of the dispute within forty five (45) days from the appointment of the mediator, then the claimant(s) shall have the right to refer the dispute to binding arbitration for final adjudication. The arbitration shall be held in London, in accordance with the English Arbitration Act. The arbitration shall be conducted in English before a panel of 3 arbitrators, with each Party appointing an arbitrator and the Party-appointed arbitrators appointing a third arbitrator-chairman.

CARGILL INTERNATIONAL SA		MOSAIC FERTILIZER, LLC

Date:		Date:

By:		By:
Name:	Andy Barker	Name:	Douglas Montgomery